Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the JetBlue Airways Corporation 2002 Stock Incentive Plan and the JetBlue Airways Corporation Crewmember Stock Purchase Plan of our reports (a) dated February 13, 2009 (except for Note 1, as to which the date is May 29, 2009), with respect to the consolidated financial statements as of and for the year ended December 31, 2008 of JetBlue Airways Corporation included in the Current Report (Form 8-K) dated June 1, 2009; (b) dated February 13, 2009 with respect to the financial statement schedule for each of the three years in the period ended December 31, 2008 of JetBlue Airways Corporation included in the Current Report (Form 8-K) dated August 26, 2009; and (c) dated February 13, 2009, with respect to the effectiveness of internal control over financial reporting of JetBlue Airways Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst and Young LLP
New York, NY
August 26, 2009